Exhibit 2.3

Information regarding securities represented by American Depositary Receipts (“ADRs”) (Item 12.D.1 and Item 12.D.2 of Form 20-F)

JPMorgan Chase Bank, N.A, a national banking association organized under the laws of the United States, is the Depositary (the “Depositary”) of Canon’s ADSs representing Canon’s common stock, including rights to receive such common stock. Each ADS represents one share of common stock at the date of the applicable ADR.

The rights of ADR holders (“Holders”) and beneficial owners (“Beneficial Owners”), including their rights to corporate governance practices, are governed by the Deposit Agreement among Canon Inc., JPMorgan Chase Bank, N.A., (fka Morgan Guaranty Trust Company of New York), as depositary (the “Depositary”), and all Holders and Beneficial Owners from time to time of ADRs issued thereunder (the “Deposit Agreement”).

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are a Holder. This description assumes you hold your ADSs directly. If you are a Beneficial Owner that holds the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of, and receive the benefits of, Holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because JPMorgan Chase Bank, N.A. will actually hold the shares underlying your ADRs, you must rely on it to exercise the rights of a holder of Shares of common stock of Canon Inc. The obligations of JPMorgan Chase Bank, N.A. are set out in the Deposit Agreement. The agreement and the ADRs are generally governed by New York law.

The following is a summary of the terms of the ADRs. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire Deposit Agreement, including the form of ADR. Defined terms used below that are not defined herein shall have the meanings ascribed to them in the Deposit Agreement and/or the form of ADR.

(A)	Name of the depositary and the address of its principal executive office (Item 12.D.1 of Form 20-F)

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 11

New York, NY 10179

(B)	Title of American depositary receipts and identity of deposited securities (Item 12.D.2 of Form 20-F)

American depositary receipt evidencing American depositary shares, representing Shares of common stock of Canon Inc. (the “Company”).

“Shares” means the shares of common stock of the Company, and shall include rights to receive Shares as specified in paragraph (1) of the form of ADR.

(C)	Amount of deposited securities represented by one unit of American depositary receipts (Item 12.D.2(a) of Form 20-F)

Each ADS represents one Share.

(D)	Voting of deposited securities (Item 12.D.2(b) and Item 12.D.2(d) of Form 20-F)

1)	Notice of Any Meeting or Solicitation

As soon as practicable after receipt of notice of any meeting at which the holders of Shares are entitled to vote, or of solicitation of consents or proxies from holders of Shares or other Deposited Securities, the Depositary shall fix the ADS record date as specified in the form of ADR, provided that if the Depositary receives a written request from the Company in a timely manner and at least 30 days prior to the date of such vote or meeting, the Depositary shall, at the Company’s expense, distribute to Holders a notice (the “Voting Notice”) stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each Holder on the record date set by the Depositary will, subject to any applicable provisions of Japanese law, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs and (iii) the manner in which such instructions may be given or deemed given in accordance with paragraph (D)(2)(ii) below, including instructions to give a discretionary proxy to a person designated by the Company.

Each Holder shall be solely responsible for the forwarding of Voting Notices to the Beneficial Owners of ADSs registered in such Holder’s name. There is no guarantee that Holders and Beneficial Owners generally or any Holder or Beneficial Owner in particular will receive the notice described above with sufficient time to enable such Holder or Beneficial Owner to return any voting instructions to the Depositary in a timely manner.

2)	Voting of Deposited Securities

Following actual receipt by the ADR department responsible for proxies and voting of Holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the Depositary shall, in the manner and on or before the time established by the Depositary for such purpose, endeavor to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing Deposited Securities. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

To the extent that (A) the Depositary has been provided with at least 35 days’ notice of the proposed meeting from the Company, (B) the Voting Notice will be received by all Holders and Beneficial Owners no less than 10 days prior to the date of the meeting and/or the cut-off date for the solicitation of consents, and (C) the Depositary does not receive instructions on a particular agenda item from a Holder (including, without limitation, any entity or entities acting on behalf of the nominee for DTC) in a timely manner, such Holder shall be deemed, and the Depositary is instructed to deem such Holder, to have instructed the Depositary to give a discretionary proxy for such agenda item(s) to a person designated by the Company to vote the Deposited Securities represented by the ADSs for which actual instructions were not so given by all such Holders on such agenda item(s), provided that no such instruction shall be deemed given and no discretionary proxy shall be given unless certain conditions and requirements set out in the form of ADR are met.

The Depositary may from time to time access information available to it, or request additional information from the Company, to consider whether a discretionary proxy is to be given as described above. In the form of ADR, Holders and Beneficial Owners are advised of and agree to certain limitations on the liability of the Depositary, the Custodian or any of their respective agents in connection with the determination of whether a discretionary proxy shall be deemed given. Such limitations are in addition to those set out in paragraph (L) (Exoneration) below.

3)	Alternative Methods of Distributing Materials

Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by any law, rule or regulation or by the rules, regulations or requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of or solicitation of consents or proxies from holders of Deposited Securities, distribute to the Holders a notice that provides Holders with or otherwise publicizes to Holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

Holders are strongly encouraged to forward their voting instructions as soon as possible. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions, notwithstanding that such instructions may have been physically received by JPMorgan Chase Bank, N.A., as Depositary, prior to such time.

(E)	Distributions on deposited securities (Item 12.D.2.(c), Item 12.D.2.(e) and Item 12.D.2.(f) of Form 20-F)

Subject to paragraphs (J) (Certain limitations) and (K) (Taxes), to the extent practicable, the Depositary will make distributions to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder’s address shown on the ADR Register, in proportion to the number of Deposited Securities represented by ADSs evidenced by such Holder’s ADRs. Distributions may take the form of Cash, Shares, Rights and Other Distributions, each as described more fully in the form of ADR and subject to the adjustments therein.

The Depositary reserves the right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities hereunder. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary contemplated above and/or in the section “Charges of Depositary” of the form of ADR. Any U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth on the “Disclosures” page (or successor page) of ADR.com, the location and contents of which the Depositary shall be solely responsible for.

(F)	Changes affecting deposited securities (Item 12.D.2(f) of Form 20-F)

Subject to paragraphs (J) (Certain limitations) and (K) (Taxes), the Depositary may, in its discretion, and shall if reasonably requested by the Company, amend the ADRs or distribute additional or amended ADRs (with or without calling ADRs for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company.

To the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

Promptly upon the occurrence of any of the aforementioned changes affecting Deposited Securities, the Company shall notify the Depositary in writing of such occurrence and as soon as practicable after receipt of such notice from the Company, may instruct the Depositary to give notice thereof, at the Company’s expense, to Holders in accordance with the provisions hereof. Upon receipt of such instruction, the Depositary shall give notice to the Holders in accordance with the terms thereof, as soon as reasonably practicable.

(G)	Amendment and termination of deposit agreement (Item 12.D.2(g) of Form 20-F)

1)	Amendment

Subject to the last sentence of paragraph (H) (Withdrawal of deposited securities), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees, charges or expenses (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, a transaction fee per cancellation request (including through SWIFT, telex or facsimile transmission), applicable delivery expenses or other such fees, charges or expenses), or that shall otherwise prejudice any substantial existing right of Holders or Beneficial Owners, shall become effective 30 days after notice of such amendment shall have been given to the Holders.

Every Holder and Beneficial Owner at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements that (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders or Beneficial Owners.

Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

2)	Termination

The Depositary shall, at any time at the written direction of the Company, terminate the Deposit Agreement by mailing notice of such termination to the Holders at least 30 days prior to the Termination Date.

The Depositary may also terminate the Deposit Agreement by mailing notice of such termination to the Holders at least thirty (30) days prior to the Termination Date if (i) sixty (60) days shall have expired after the Resignation Notice Date, (ii) sixty (60) days shall have expired after the Removal Notice Date, (iii) the Company is either bankrupt or insolvent, (iv) the Shares cease to be listed on an internationally recognized stock exchange, (v) the Company effects (or will effect) a redemption of all or substantially all of the Deposited Securities, or a cash or share distribution representing a return of all or substantially all of the value of the Deposited Securities, or (vi) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of Deposited Securities.

Additionally, the Depositary may immediately terminate the Deposit Agreement, without prior notice to the Company, any Holder or Beneficial Owner or any other person if required by any law, rule or regulation relating to sanctions by any governmental authority or body, or if the Depositary would be subject to liability under or pursuant to any law, rule or regulation, or if otherwise required by any governmental authority or body, in each case as determined by the Depositary in its reasonable discretion.

The form of ADR specifies courses of action to be taken by the Depositary depending on whether the Shares are, or are not, listed or quoted for trading on a stock exchange or in a securities market as of the Termination Date.

Notwithstanding anything to the contrary, in connection with any termination described in the Deposit Agreement, the Depositary may, in its sole discretion and without notice to the Company, establish an unsponsored American depositary share program (on such terms as the Depositary may determine) for the Shares and make available to Holders a means to withdraw the Shares represented by the ADSs issued under the Deposit Agreement and to direct the deposit of such Shares into such unsponsored American depositary share program, subject, in each case, to receipt by the Depositary, at its discretion, of the fees, charges and expenses provided for in paragraph (7) hereof and the fees, charges and expenses applicable to the unsponsored American depositary share program.

(H)	Withdrawal of deposited securities (Item 12.D.2.(i) of Form 20-F)

Subject to paragraphs (J) (Certain limitations) and (K) (Taxes), upon surrender of (a) a certificated ADR in a form satisfactory to the Depositary at the Transfer Office or (b) proper instructions and documentation in the case of a Direct Registration ADR (which means an ADR the ownership of which is recorded on the system for the uncertificated registration of ownership of securities established by DTC), the Holder of an ADR is entitled to delivery at, or to the extent in dematerialized form from, the Custodian’s office of the Deposited Securities at the time represented by the ADSs evidenced by the ADR.

At the request, risk and expense of the Holder thereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Upon surrender of an ADR or ADRs by a Holder to the Depositary, as a result of, and to the extent required by, the operation of applicable provisions of the Japanese Commercial Code, the Depositary will effect the delivery to such Holder of only that portion of Shares (and any other Deposited Securities relating to such Shares) comprising a Unit or an integral multiple thereof (the “deliverable portion” of such ADR or ADRs). As of the date of the Deposit Agreement, a Unit is comprised of 100 Shares. For the purpose of the foregoing sentence, the deliverable portion shall be determined on the basis of the aggregate number of Shares represented by the entire amount of the ADSs evidenced by the ADR or ADRs surrendered by the same Holder at the same time. The Depositary will promptly advise such Holder as to the number of Shares and Deposited Securities, if any, represented by the non-deliverable portion of such ADR or ADRs and shall deliver to such Holder a new ADR evidencing such non-deliverable portion. In addition, the Depositary shall notify such Holder of the additional amount of ADSs which such Holder would be required to surrender in order for the Depositary to effect delivery of all the Shares and Deposited Securities represented by the ADSs of such Holder.

Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(I)	Transfers, split-ups and combinations of ADRs (Item 12.D.2(h) and Item 12.D.2(i) of Form 20-F)

The Depositary or its agent will keep, at a designated transfer office (the “Transfer Office”), (a) a register (the “ADR Register”) for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs.

Title to an ADR (and to the Deposited Securities represented by the ADSs evidenced thereby), when properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name the ADR is registered on the ADR Register as the absolute owner thereof for all purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement or any ADR to any Beneficial Owner, unless such Beneficial Owner is the Holder hereof.

Subject to paragraphs (J) (Certain limitations) and (K) (Taxes), an ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the aggregate number of ADSs surrendered for split-up or combination, by the Holder thereof or by duly authorized attorney upon surrender of the ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it.

(J)	Certain limitations (Item 12.D.2(i) of Form 20-F)

Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (H) (Withdrawal of deposited securities), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (J), the Company, the Depositary or the Custodian may require:

(a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in the section “Charges of Depositary” of the form of ADR;

(b) the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and the ADR, as it may deem necessary or proper; and

(c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.

The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (H) (Withdrawal of deposited securities), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary.

Additionally, subject to the last sentence of paragraph (H) (Withdrawal of deposited securities), the withdrawal and delivery of Deposited Securities may be suspended or refused during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of this Deposit Agreement, or for any other reason.

(K)	Taxes (Item 12.D.2(i) and Item 12.D.2(j) of Form 20-F)

1)	Liability for Taxes

If any tax or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the Custodian or the Depositary with respect to an ADR, any Deposited Securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary and by holding or owning, or having held or owned, this ADR or any ADSs evidenced hereby, the Holder and all Beneficial Owners thereof, and all prior Holders and Beneficial Owners thereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary and its agents in respect of such tax or other governmental charge.

Neither the Depositary, nor any of its agents, shall be liable to Holders or Beneficial Owners of the ADSs and ADRs for failure of any of them to comply with applicable tax laws, rules and/or regulations.

Notwithstanding the Depositary’s right to seek payment from current and former Beneficial Owners, by holding or owning, or having held or owned, an ADR, a Holder of an ADR (and prior Holders thereof) acknowledges and agrees that the Depositary has no obligation to seek payment of amounts owing under this paragraph (K) from any current or former Beneficial Owner.

The Depositary may refuse to effect any registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (H) (Withdrawal of deposited securities), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder thereof any part or all of such Deposited Securities, and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder thereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced thereby to reflect any such sales of Shares. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale (as defined in the form of ADR), and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto.

2)	Indemnification Related to Taxes

Each Holder and Beneficial Owner agrees to indemnify the Depositary, the Company, the Custodian and any of their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained which obligations shall survive any transfer or surrender of ADSs or the termination of the Deposit Agreement.

(L)	Exoneration (Item 12.D.2(j) of Form 20-F)

1) The Depositary, the Company, and each of their respective directors, officers, employees, agents and affiliates and each of them shall: (i) incur or assume no liability (including, without limitation, to Holders or Beneficial Owners) (A) if any present or future law, rule, regulation, fiat, order or decree of Japan, the United States or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company’s charter, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance beyond its direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or this ADR provides shall be done or performed by it or them (including, without limitation, voting pursuant to paragraph (D) (Voting of deposited securities) hereof), or (B) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable); (ii) incur or assume no liability (including, without limitation, to Holders or Beneficial Owners) except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or willful misconduct and the Depositary shall not be a fiduciary or have any fiduciary duty to Holders or Beneficial Owners; (iii) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the ADSs or this ADR; (iv) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the ADSs or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; and (v) not be liable (including, without limitation, to Holders or Beneficial Owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information and/or, in the case of the Depositary, the Company. The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system.

2) The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. Notwithstanding anything to the contrary contained in the Deposit Agreement (including the ADRs) and, subject to the further limitations set forth in clause (15) of this paragraph (L), the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that any Holder has incurred liability directly as a result of the Custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

3) The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties.

4) The Depositary shall be under no obligation to inform Holders or Beneficial Owners about the requirements of the laws, rules or regulations or any changes therein or thereto of Japan, the United States or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

5) The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any voting instructions are given or deemed to be given in accordance with paragraph (D)(2) hereof, including instructions to give a discretionary proxy to a person designated by the Company, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the Depositary is instructed to grant a discretionary proxy pursuant to paragraph (D) hereof or deemed to have been instructed to grant a discretionary proxy pursuant to paragraph (D)(2) hereof, or for the effect of any such vote.

6) The Depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution.

7) The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs.

8) Notwithstanding anything to the contrary set forth in the Deposit Agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto or thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

9) None of the Depositary, the Custodian or the Company, or any of their respective directors, officers, employees, agents or affiliates shall be liable for the failure by any Holder or Beneficial Owner to obtain the benefits of credits or refunds of non-U.S. tax paid against such Holder’s or Beneficial Owner’s income tax liability.

10) The Depositary is under no obligation to provide the Holders and Beneficial Owners, or any of them, with any information about the tax status of the Company. None of the Depositary, the Custodian or the Company, or any of their respective directors, officers, employees, agents and affiliates, shall incur any liability for any tax or tax consequences that may be incurred by Holders or Beneficial Owners on account of their ownership or disposition of the ADRs or ADSs.

11) The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company.

12) Notwithstanding anything herein or in the Deposit Agreement to the contrary, the Depositary and the Custodian(s) may use third-party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection herewith and the Deposit Agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the Depositary and the Custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

13) The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary.

14) Notwithstanding any other provision of the Deposit Agreement or this ADR to the contrary, neither the Depositary, the Company nor any of their agents shall be liable to Holders or Beneficial Owners for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, Holders and Beneficial Owners of ADRs and ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

15) No provision of the Deposit Agreement or this ADR is intended to constitute a waiver or limitation of any rights which Holders or Beneficial Owners may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.